Exhibit 99.1

Revance Therapeutics to Initiate Two Key Trials for RT001, its Topical

Botulinum Toxin Type A Investigational Drug Product Candidate

A Phase 3 study for the treatment of lateral canthal (crow’s feet) lines and a Phase 2 study for treatment of hyperhidrosis (excessive sweating)

are expected to begin enrollment in the second half of 2015

NEWARK, Calif., June 3, 2015 – Revance Therapeutics, Inc. (NASDAQ:RVNC), a specialty biopharmaceutical company developing botulinum toxin products for use in aesthetic and therapeutic indications, today announced its plans to move forward with two key clinical studies for its investigational drug product candidate RT001, a topical gel formulation of botulinum toxin type A.

“We recently conducted an open-label study for the treatment of crow’s feet lines, which enrolled an aggregate of 69 subjects across multiple sites. In the study, we evaluated the 28-day efficacy of a single topical application of the RT001 drug products tested. The subject response observed in the open-label study, taken together with our analysis of prior studies and early data from newly developed clinical methods, has led us to proceed with our RT001 U.S. Phase 3 clinical trial for the treatment of crow’s feet lines. Based upon what we have learned, we believe we have an opportunity to achieve clinical and statistical significance in a Phase 3 clinical study,” said Dan Browne, President and Chief Executive Officer at Revance. “We are making promising advances in the development of clinical methods, such as electromyography (EMG), intended to demonstrate the ability of RT001 to effectively cross the skin and achieve an associated paralytic effect directly on the target muscle,” continued Browne.

In the second half of 2015, Revance plans to initiate a U.S. Phase 3 pivotal study to evaluate the safety and efficacy of a single topical application of RT001 on adults with moderate to severe crow’s feet lines. The company also plans to begin a U.S. Phase 2 study to evaluate the safety and efficacy of a single application of topical RT001 on adults with moderate to severe axillary hyperhidrosis, or excessive sweating. Revance plans to provide trial design details and timelines for these studies when each commences later this year.

“We are pleased to be moving ahead with the development of RT001, which has the potential to transform today’s botulinum toxin market. By eliminating the need for needles in aesthetic and therapeutic treatments, we believe our topical RT001 could significantly expand the estimated $3 billion neurotoxin market by removing many of the barriers that currently keep patients from adopting its use, including pain and bruising,” concluded Browne.

RT001 and RT002 Drug Product Candidates

Revance is currently developing two botulinum toxin type A investigational drug product candidates. RT001 is a topical formulation, which has the potential to be the first commercially available non-injectable dose form of botulinum toxin type A. Revance is studying topical RT001 for aesthetic indications, such as crow’s feet lines (wrinkles around the eyes) and therapeutic indications such as hyperhidrosis (excessive sweating). RT002 is a novel, injectable formulation of botulinum toxin type A designed to be more targeted and longer lasting than currently available injectable botulinum toxin products. Revance is studying injectable RT002 for aesthetic indications, such as glabellar (frown) lines and therapeutic uses, such as muscle movement disorders (cervical dystonia and upper limb spasticity). Both products would have the potential to expand into additional aesthetic and therapeutic indications in the future.

About Revance Therapeutics, Inc.

Revance is a specialty biopharmaceutical company focused on the development, manufacturing and commercialization of novel botulinum toxin products for multiple aesthetic and therapeutic indications. The company is leveraging its proprietary portfolio of botulinum toxin compounds combined with its patented TransMTS® peptide delivery system to address unmet needs in the large and growing neurotoxin markets. Revance’s proprietary TransMTS technology enables delivery of botulinum toxin A through two novel drug product candidates, a needle-free topical form and an injectable form that may localize the drug to the site of injection resulting in a more targeted and potentially longer lasting delivery. Revance is pursuing clinical development for drug product candidates topical RT001 and injectable RT002 in a broad spectrum of aesthetic and therapeutic indications. The company holds worldwide rights for all indications of RT001, RT002 and the TransMTS technology platform. More information on Revance Therapeutics can be found at www.revance.com.

“Revance Therapeutics”, TransMTS® and the Revance logo are registered trademarks of Revance Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about our RT001 investigational drug product candidate, including but not limited to statements regarding the process and timing of, and ability to complete, current clinical studies and anticipated future clinical development, the initiation and design of clinical studies for current and future indications, related results and reporting of such results; statements about our business strategy, goals and market for our anticipated products, plans and prospects; statements about our ability to obtain regulatory approval; statements about potential benefits of our drug product candidates and our technologies; and statements about future financial performance.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance’s periodic filings with the Securities and Exchange Commission (the “SEC”), including factors described in the section entitled described in the “Risk Factors” section of our quarterly report on Form 10-Q filed May 14, 2015. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

Contacts

Investors:

Revance Therapeutics

Jeanie Herbert

(714) 325-3584

jherbert@revance.com

Westwicke Partners

Leigh Salvo

(415) 513-1281

leigh.salvo@westwicke.com

Trade Media:

Nadine Tosk

(847) 920-9858

nadinepr@gmail.com